EXHIBIT 10.10

Description of Arrangement for Directors Fees

The table below sets forth the amount of fees payable to outside directors of Webster Financial Corporation for their services as Directors, effective April 2016.

Event	Amount
Annual Board Retainer - Lead Director	$61,500
Annual Board Retainer - Director	$42,000
Annual Audit Committee Retainer - Chair	$24,000
Annual Audit Committee Retainer - Member	$9,000
Annual Compensation Committee Retainer - Chair	$16,000
Annual Compensation Committee Retainer - Member	$6,000
Annual Nominating & Corporate Governance Committee Retainer - Chair	$12,000
Annual Nominating & Corporate Governance Committee Retainer - Member	$4,500
Annual Risk Committee Retainer - Chair	$20,000
Annual Risk Committee Retainer - Member	$6,000